Exhibit 99.1

Bright Horizons announces retirement of founders from Board of Directors

Appointment as Director Emeritus effective end of Q1 2021

NEWTON, MA – (Business Wire – December 18, 2020) – Bright Horizons Family Solutions® Inc. (NYSE: BFAM) announced today that the three company founders, Roger Brown, Linda Mason and Marguerite Kondracke, will retire from the Board of Directors effective March 31, 2021. All three will become a Director Emeritus as of their retirement date and will continue to provide guidance and counsel to the organization they founded as part of their collective mission to make a lasting difference in the world through the education of young children.

Linda Mason and Roger Brown co-founded Bright Horizons in 1986 and have served on the Board since inception. Marguerite Kondracke founded CorporateFamily Solutions in 1987 and served as its Chief Executive Officer until it merged with Bright Horizons in 1998 when she joined the Board of the company.

“Bright Horizons was our true passion,” said Mason. “We have been so proud to see the company mature under a new generation of leaders, evolving to meet the needs of employers and families, while still staying true to the core culture and founding mission that distinguishes Bright Horizons in the field. We have always known that if we did our job right, it would mean handing over our passion to those who would grow something beyond our imaginations. We are proud to have seen that through.” Brown added, “We sometimes drive by the little house in Cambridge, MA where we started Bright Horizons, with the pizza shop on the corner that served as our conference room. Each of our own children are alumni and we have so many friendships formed through our work together. To have been able to see the organization grow and thrive over more than three decades has been the joy of a lifetime.” They also noted that the company is in good hands with a Board that blends a rich mix of experience, institutional knowledge and fresh perspective.

Kondracke concurred, adding praise for the company’s response to the COVID-19 pandemic, “It has been a true honor to support company leaders through their agile management and response to the pandemic. By taking swift and deliberate actions to support the needs of clients, families and employees, and stepping up for first responders when they needed it most, Bright Horizons and its leadership have proven that its core values remain strong and hold the company in good standing for the future.”

Chairman David Lissy had strong praise for the trio, “Linda, Roger and Marguerite have meant so much to me personally and they have been exceedingly generous with their wisdom, experience and perspective through the years. The foundation and culture that they built has allowed Bright Horizons to grow into what it is today and positions the organization for an even brighter future. On behalf of the Board and the entire Bright Horizons family, we wish to thank Linda, Roger and Marguerite for their longstanding service and invaluable guidance over the years.”

“Linda, Roger and Marguerite will never be far. Their influence guides me and every leader at Bright Horizons daily. The mission they established over 30 years ago remains the core of who we are today and who we will be in the future. I am grateful for all their confidence and support and look forward to having each of them serve in the honorary role of Director Emeritus,” said Chief Executive Officer Stephen Kramer.

In connection with the retirement, it is expected the Board will decrease its size to include the remaining ten members.

Forward-Looking Statements

This release includes statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” The Company’s actual results may vary significantly from the results anticipated in these forward-looking statements. These forward-looking statements include all matters that are not historical facts and include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, future Board changes and director emeritus status.    By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties are described in the “Risk Factors” section of our Annual Report on Form 10-K filed February 27, 2020, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the time of this report and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

About Bright Horizons Family Solutions Inc.

Bright Horizons® is a leading global provider of high-quality child care and early education, back-up care, and workplace education services. For more than 30 years, we have partnered with employers to support workforces by providing services that help working families and employees thrive personally and professionally. We operate approximately 1,000 child care centers in the United States, the United Kingdom, the Netherlands, and India and serve more than 1,200 of the world’s leading organizations. Bright Horizons’ child care centers, back-up child and elder care, and workforce education programs, including tuition program management, education advising, and student loan repayment, help employees succeed at each life and career stage. For more information, go to www.brighthorizons.com.